                                                                    EXHIBIT 12




                        RAYONIER INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                                 (UNAUDITED)
                            (THOUSANDS OF DOLLARS)


                                                           Nine Months
                                                       Ended September 30,
                                                       -------------------

                                                    2001                  2000
                                                   -------              --------
Earnings:
Net income                                        $ 49,740             $  65,009
Add:
  Income taxes                                      23,068                22,486
  Amortization of capitalized interest               1,933                 1,731
                                                   -------              --------
  Additions to net income                           25,001                24,217
                                                   -------              --------

Adjustments to earnings for fixed charges:
  Interest and other financial charges              52,883                64,988
  Interest factor attributable to rentals            1,295                 1,026
                                                   -------              --------
  Adjustments for fixed charges                     54,178                66,014
                                                   -------              --------
EARNINGS AS ADJUSTED                              $128,919             $ 155,240
                                                   =======              ========

Fixed Charges:
  Fixed charges above                             $ 54,178             $  66,014
                                                   -------              --------
TOTAL FIXED CHARGES                               $ 54,178             $  66,014
                                                   =======              ========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                 2.38                  2.35
                                                      ====                  ====